Exhibit 10.4

FTC SOLAR, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of April 26, 2021, by and between FTC Solar, Inc., a Delaware corporation (the “Company” and together with its Affiliates, the “Company Group”), and Patrick M. Cook (“Executive” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Parties intend that Executive shall continue to serve the Company as its Chief Financial Officer effective as of the closing of the Company's initial public offering (the “IPO”) (the “Effective Date”) under the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1.          Term.  Executive’s employment with the Company Group under the terms and conditions of this Agreement shall continue as of the Effective Date and shall continue until such time as Executive’s employment is terminated in accordance with the terms and conditions of Section 5 of this Agreement (the “Term”).  Notwithstanding any provision of this Agreement to the contrary, Executive shall be employed on an “at-will” basis and Executive’s employment may be terminated by either Party at any time.

2.          Title; Services and Duties.

(a)          During the Term, Executive shall be employed by the Company as its Chief Financial Officer, and shall report to the Chief Executive Officer of the Company, pursuant to the terms of this Agreement.

(b)          During the Term, Executive shall (i) be a full-time employee of the Company, or such other member of the Company Group as determined by the Board of Directors of the Company (the “Board”), (ii) have such duties, responsibilities and authority as are reasonably prescribed by the Chief Executive Officer of the Company from time to time and normally associated with the role of a chief financial officer at an entity of similar size and nature as the Company and (iii) devote substantially all of Executive’s business time and best efforts to the performance of his duties to the Company Group and shall not engage in any other business, profession or occupation for compensation.  Notwithstanding the foregoing, Executive may (x) serve as a director or advisor of non-profit organizations without approval of the Board and as director or advisor of for profit companies with the prior approval of the Board, which shall not be unreasonably withheld, (y) perform and participate in charitable civic, educational, professional, community, industry affairs and other related activities, and (z) manage personal investments; provided, however, that such activities do not materially interfere, individually or in the aggregate, with the performance of his duties hereunder and do not materially breach the Proprietary Information and Inventions Agreement between Executive and the Company or Section 6(c) hereof or have an adverse impact on the Company Group.

(c)          The principal location of Executive’s employment with the Company shall be at the Company’s headquarters in Austin, Texas, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.

3.          Compensation.

(a)          Base Salary. The Company Group shall pay Executive a base salary in the amount of $333,900 per annum, as adjusted as permitted herein (the “Base Salary”) during the Term, payable in accordance the Company Group’s regular payroll practices as in effect from time to time.  The Base Salary shall be periodically reviewed by the Board during the Term and subject to change upon reasonable notice.

(b)          Cash Bonus.

(i)          Executive shall be eligible to participate in the Company’s annual incentive plan for each fiscal year of the Company during the Term with a target amount equal to 70% of the Base Salary (the “Target Bonus”).  The Target Bonus may be increased, but not decreased during the Term.  The actual amount of the annual cash bonus, if any, payable to Executive in respect of any fiscal year during the Term may be based on the achievement of performance criteria established by, and may relate to financial and non-financial metrics as determined by, the Board or the Compensation Committee of the Board.

(ii)          Any annual cash bonus that becomes payable to Executive under this Section 3(b) shall be paid to Executive, in cash, as soon as practicable following the end of the year of the Company to which it relates; provided, that, except as otherwise provided in Section 5(a)(ii), Section 5(b) or Section 5(c) herein, Executive is an active employee of the Company Group, and has not given or received notice of termination or resignation of employment as of the date on which such payment is made.

(c)          Long Term Incentives.  Executive shall be eligible to participate in the long-term incentive compensation program adopted by the Compensation Committee from time to time in its sole discretion.

4.          Employee Benefits.

(a)          Employee Benefits and Perquisites. During the Term, Executive shall be eligible to participate in all benefit plans made available by the Company Group to its executives generally. Such benefits shall be subject to the applicable limitations and requirements imposed by the terms of such benefit plans and shall be governed in all respects in accordance with the terms of such plans as in effect from time to time.  Nothing in this Section 4(a), however, shall require the Company or any member of the Company Group to maintain any benefit plan or provide any type or level of benefits to its current or former employees, including Executive.

(b)          Paid Vacation. During the Term, Executive shall be entitled to paid vacation in accordance with the terms and conditions of the Company’s vacation policies as in effect from time to time.

(c)          Reimbursement of Business Expenses. The Company Group shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

5.          Termination of Employment. Executive’s employment shall be terminated at the earliest to occur of the following during the Term: (i) the date on which the Company Group provides notice to Executive of termination for “Disability” (as defined below); (ii) the date of Executive’s death; (iii) the date on which the Company Group provides notice to Executive of termination for “Cause” (as defined below); (iv) the date which is 30 days following the date on which the Company Group provides notice to Executive of termination without Cause (or, in the sole discretion of the Company, pay in lieu of 30 days’ notice of termination); (v) the date which is 30 days following the date on which Executive provides notice to the Company of termination of employment by Executive other than for “Good Reason” (as defined below); or (vi) the applicable date set forth in the definition of Good Reason if such termination is by Executive for Good Reason.  For purposes of this Agreement, the last day of Executive’s employment with the Company for any reason shall be referred to herein as the “Date of Termination.”

(a)          For Cause; Resignation by Executive Other than for Good Reason; Death or Disability. If Executive’s employment with the Company Group is terminated by the Company for Cause or as a result of Executive’s death or Disability, or Executive resigns his employment other than for Good Reason, Executive shall not be entitled to any further compensation or benefits other than, in each case if applicable as of the Date of Termination: (i) any accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof); (ii) if the Executive’s employment with the Company Group is terminated as a result of Executive’s death or Disability, any unpaid annual cash bonus for the immediately preceding (completed) fiscal year, as determined and payable at the same time as other senior officers of the Company; (iii) reimbursement for any expenses properly incurred and reported by Executive prior to the Date of Termination in accordance with Section 4(c) hereof, payable on the Company Group’s first regularly scheduled payroll date which occurs at least 10 business days after the Date of Termination; and (iv) vested employee benefits, if any, to which Executive may be entitled under the Company Group’s employee benefit plans described in Section 4(a) and Section 4(b) as of the Date of Termination (collectively, the “Accrued Rights”).

(b)          Termination by the Company without Cause or Resignation for Good Reason. If Executive’s employment is terminated by the Company Group without Cause or Executive terminates his employment for Good Reason, then Executive shall be entitled to receive the Accrued Rights, and if (x) subject to Section 5(d), Executive executes a release of claims in the form attached as Exhibit A hereto, subject to any revisions necessary to reflect changes in applicable law occurring after the date hereof (the “Release”), and the applicable revocation period with respect to the Release expires within 60 days (or such longer period as required by law) following the Date of Termination and (y) Executive does not breach in any material respect the restrictive covenants set forth in Section 6 hereof, then Executive shall receive the following:

(i)          An amount in cash equal to one times the Base Salary as in effect immediately prior to the Date of Termination (without regard to any reduction resulting in Good Reason), which amount shall be payable in substantially equal installments during the 12 month period immediately following the Date of Termination in accordance with the Company Group’s regular payroll practices as in effect from time to time; provided, that, the first such payment shall be made on the first regularly scheduled payroll date of the Company Group that occurs on or following the 60th day after the Date of Termination (the “Payment Commencement Date”) and shall include all payments that would have been made to Executive had such payments commenced on the first regularly scheduled payroll date of the Company Group following the Date of Termination;

(ii)  any unpaid annual cash bonus for the immediately preceding (completed) fiscal year as determined and payable at the same time as other senior officers of the Company for such year, and a pro rata annual cash bonus for the year in which the Date of Termination occurs for days worked through the Date of Termination, based on actual Company financial performance, payable at the same time as annual cash bonuses are paid to senior officers of the Company for such year; and

(iii)  with respect to health insurance coverage, COBRA benefits (to the extent elected by the Executive) and a lump sum payment equal to the cost of COBRA benefits for Executive and his spouse and eligible dependents for a period of 18 months following the Date of Termination, payable on the Payment Commencement Date. Executive acknowledges that such payments shall be taxable to him.

(c)          Termination by the Company without Cause or Resignation for Good Reason on or Following a Change in Control. If, on or within 12 months following a Change in Control, Executive’s employment is terminated by the Company Group without Cause or Executive resigns his employment for Good Reason, then Executive shall be entitled to receive the Accrued Rights, and if (x) subject to Section 5(d), Executive executes the Release, subject to any revisions necessary to reflect changes in applicable law occurring after the date hereof, and the applicable revocation period with respect to the Release expires within 60 days (or such longer period as required by law) following the Date of Termination and (y) Executive does not breach in any material respect the restrictive covenants set forth in Section 6 hereof, then Executive shall receive the following:

(i)          An amount in cash equal to one times the sum of (A) the Base Salary as in effect immediately prior to the Date of Termination (without regard to any reduction resulting in Good Reason) and (B) the Target Bonus (without regard to any reduction resulting in Good Reason), which amount shall be payable in a lump sum on the first regularly scheduled payroll date of the Company Group that occurs on or following the Payment Commencement Date;

(ii)          any unpaid annual cash bonus for the immediately preceding (completed) fiscal year as determined and payable at the same time as other senior officers of the Company, and a pro rata annual cash bonus for the year in which the Date of Termination occurs for days worked through the Date of Termination, based on actual Company financial performance, payable in each case at the same time as annual cash bonuses are paid to senior officers of the Company for such years;

(iii)          with respect to health insurance coverage, COBRA benefits (to the extent elected by Executive) and a lump sum payment equal to the cost of COBRA benefits for Executive and his spouse and eligible dependents for a period of 18 months following the Date of Termination, payable on the Payment Commencement Date. Executive acknowledges that such payments shall be taxable to him;

(iv)          The stock option awards held by Executive shall become vested and exercisable in full, the restricted stock units held by Executive shall become vested in full (and the Company shall be required to thereafter settle such restricted stock units in common stock (provided that, to the extent that the restricted stock unit award is subject to Section 409A of the Code, the restricted stock units shall be settled at the time and in the form required by the restricted stock unit award agreement), and any other restrictions with respect to any stock-based awards held by Executive shall lapse in full (including for any performance-based award, with respect to the number of shares that would be earned at the target level of achievement), and, in the case of stock options, any such stock options (together with any stock options that have vested and become exercisable prior to the Date of Termination) shall remain exercisable for a period of 90 days following the Date of Termination.  The provisions of this clause (iii) shall apply in respect of any stock options, restricted stock units or other stock-based award of Executive, whether issued prior to the date hereof or after the date hereof, and whether issued pursuant to a stock incentive plan of the Company or otherwise.  The provisions of this clause (iii) shall be fully incorporated into any agreement between the Company and Executive governing stock options, restricted stock units or other stock-based awards of Executive, and shall supplement (and shall not limit or restrict) any other rights of Executive under any such agreement related to accelerated vesting or exercise or lapsing of any restrictions for stock-based awards (or the terms of any stock incentive plan that is incorporated therein); and

(v)          The Company also shall pay to Executive all legal fees and expenses incurred by Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder.  Such payments shall be made within five (5) business days after delivery of Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided that in no event will payment be made for requests that are submitted later than December 31st of the year following the year in which the expense is incurred.

(d)          If the Company does not provide the Release to Executive within ten (10) business days of the Date of Termination pursuant to Section 5(b) or 5(c), as the case may be, or if the Company informs Executive that Executive will not be obligated to sign the Release, then Executive shall be entitled to receive the severance and other benefits provided by such section without signing the Release.

(e)          Definitions. For purposes of this Agreement:

(i)          “Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise.

(ii)          “Cause” means (in each case, other than due to death or Disability): (A) Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or crime involving fraud, misrepresentation or moral turpitude (excluding traffic offenses other than traffic offenses involving the use of alcohol or illegal substances); (B) any act of theft, dishonesty, embezzlement or misappropriation by Executive against the Company or any of its Affiliates that has or could reasonably be expected to result in economic harm to any member of the Company Group; (C) Executive’s willful or material breach of a fiduciary obligation or any willful malfeasance or gross negligence; (D) a violation by Executive of any written policy of the Company that has or could reasonably be expected to result in material harm to member of the Company Group; (E) a material breach by Executive of Section 6 of this Agreement or of any other noncompetition, non-solicitation, confidentiality or similar agreement between Executive and the Company or any of its Affiliates; (F) any willful failure by Executive to follow the reasonable and lawful written directives of the Board that are related to Executive’s position with the Company; or (G) Executive’s material violation of the Company Group’s code of conduct, employee handbook or similar written policies, including, without limitation, the Company Group’s sexual harassment policy and policies or rules relating to other types of harassment or abusive conduct.  For the avoidance of doubt, a failure of the Company to attain any applicable performance goals or financial metrics shall not, in and of itself, constitute Cause.  Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Cause unless the Company provides notice to Executive of the existence of the condition giving rise to Cause within 120 days following the Company’s knowledge of its existence.

(iii)          “Change in Control” has the meaning set forth in the Company’s 2021 Stock Plan, as amended from time to time, or any successor plan thereto.

(iv)          “Disability” means Executive is unable, due to physical or mental incapacity, to perform his duties to the Company under this Agreement for a period of either (A) 90 consecutive days or (B) 180 days in any 365 day period.

(v)          “Good Reason” means, in each case without Executive’s written consent, (A) a material diminution in Executive’s Base Salary or Target Bonus opportunity; (B) a material diminution or material adverse change in Executive’s authority, duties, responsibilities or role (and following a Change in Control, the assignment of duties or responsibilities that are materially inconsistent with those in effect immediately prior to the Change in Control; including, without limitation, if the Executive was, immediately prior to the Change in Control, an executive officer of a public company, any such change in duties or responsibilities attributable to the Executive ceasing to be an executive officer of a public company) or an adverse change in Executive’s title or role; (C) any relocation of Executive’s primary office location that increases Executive's one-way commute by fifty (50) miles or more, and, following a Change in Control, any required travel on the Company’s business to an extent substantially inconsistent with the Executive’s business travel obligations immediately prior to a Change in Control; (D) in connection with a Change in Control, the failure of the Company to obtain an express assumption and agreement by a successor of the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; or (E) a material breach of this Agreement by the Company.  Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Good Reason unless (1) Executive provides notice to the Company of the existence of the condition giving rise to Good Reason within 60 days following Executive’s knowledge of its existence and (2) the Company fails to cure such condition within 30 days following the date of such notice, upon which failure to cure Executive’s employment will immediately terminate with Good Reason.

(vi)          “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

6.          Restrictive Covenants.

(a)          Acknowledgment. Executive agrees and acknowledges that, in the course of Executive’s employment, Executive shall acquire access to and become acquainted with information about the Company Group that is non-public, confidential or proprietary in nature. Executive acknowledges that the Company is engaged throughout the world in a highly competitive business and the success of the Company in the marketplace depends upon its goodwill and reputation, and that Executive has developed and shall continue to develop such goodwill and reputation through substantial investment by the Company. Executive agrees and acknowledges that reasonable limits on Executive’s ability to engage in activities competitive with the Company are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. Executive recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all “Confidential Information” (as defined below) and the disclosure of Confidential Information would place the Company at a competitive disadvantage. Executive further agrees that Executive’s obligations under this Section 6 are reasonable and shall be absolute and unconditional.

(b)          Confidential Information.  During Executive’s employment and at all times following Executive’s termination of employment for any reason, Executive shall hold in a fiduciary capacity for the benefit of the Company all non-public information, matters and materials of the Company Group, including, without limitation, know-how, trade secrets, customer lists, pricing policies, operational methods, information relating to products, processes, customers, services and other business and financial affairs and information as to customers or other third parties (collectively, the “Confidential Information”), in each case to which Executive has had or may have access and shall not, directly or indirectly, use or disclose such Confidential Information to any Person other than (i) to the extent required in the course of Executive’s employment or as otherwise expressly required in connection with court process or requested by a governmental or regulatory body, (ii) as may be required by law (with advance notice to the Company prior to any such disclosure to the extent legally permitted) or (iii) to Executive’s personal advisers for purposes of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company), or to a court or arbitrator for the purpose of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company), and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisers, their obligation to keep such Confidential Information confidential. “Confidential Information” shall not include any information which is in the public or industry domain during Executive’s employment, provided such information is not in the public or industry domain as a consequence of any action or inaction by Executive in violation of this Agreement. Upon the termination of Executive’s employment for any reason, Executive shall deliver to the Company all documents, papers and records (including, but not limited to, electronic media) in Executive’s possession or subject to Executive’s control that (x) belong to the Company Group or (y) contain or reflect any Confidential Information concerning the Company Group.

(c)          Non-Competition and Non-Solcitation.  In consideration of the Company’s obligations hereunder, during Executive’s employment and for a period of 18 months thereafter, Executive will not, whether for Executive’s own account or for any other Person, directly or indirectly, with or without compensation:

(i)          Own, operate, manage, or control, serve as an officer, director, partner, employee, agent, consultant, advisor or developer or in any similar capacity to, or have any financial interest in, or aid or assist anyone else in the conduct of, any Person which directly competes with any product line of or application or service offered by the Company or any member of the Company Group or any of their respective subsidiaries anywhere in the world;

(ii)          Call upon for competitive purposes, solicit, divert, take away or attempt to solicit for competitive purposes any of the customers, prospective customers or suppliers or any other business contacts of the Company or any member of the Company Group or any of their respective subsidiaries with whom Executive had direct or indirect contact during Executive’s employment with the Company Group; or

(iii)          Solicit, retain, knowingly hire, knowingly offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee or agent of the Company or any member of the Company Group or any of their respective subsidiaries who was employed, engaged or recruited during Executive’s employment with the Company Group to discontinue his or her relationship with the Company Group or such Affiliates.

Non-targeted, general, solicitations to the public shall be deemed not to breach this Section 6.  Notwithstanding the foregoing, nothing in this Section 6(c) will prohibit Executive from acquiring or holding not more than two percent (2%) of any class of publicly traded securities.

(d)          Intellectual Property.  All copyrights, trademarks, trade names, servicemarks, patents and other intangible or intellectual property rights that may be invented, conceived, developed or enhanced during Executive’s employment with the Company Group (whether prior to or after the Effective Date) that either (i) relate to the business of the Company Group or (ii) result from any work performed by Executive for the Company Group, shall be the sole property of the Company or such Affiliate, as the case may be, and Executive hereby waives any right or interest that Executive may otherwise have in respect thereof. Upon request of the Company Group, Executive shall execute, acknowledge and deliver any assignment or other instrument or document reasonably necessary or appropriate to give effect to this Section 6(d) and do all other acts and things reasonably necessary to enable the Company or such Affiliate, as the case may be, to exploit the same or to obtain patents or similar protection with respect thereto.  Executive agrees that Executive shall execute such additional stand-alone agreements protecting the intellectual property of the Company Group as are provided generally to employees of the Company upon their hire or otherwise as a condition to employment.

(e)          Non-Disparagement.  Executive agrees that, at all times after Executive’s employment with the Company Group, Executive shall not make critical, negative or disparaging remarks about the Company Group that could reasonably be expected to result in material harm to the Company Group, including, but not limited to, comments about any of their respective products, services, management, business or employment practices; provided, that, nothing in this paragraph shall prevent Executive from asserting his legal rights before an administrative agency or court of law, or from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process.

(f)          Modification. The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 6 are fair, reasonable and necessary in order to protect the goodwill and other legitimate interests of the Company, that adequate consideration has been received by Executive for such obligations, and that these obligations do not prevent Executive from earning a livelihood. If, however, for any reason any arbitrator or court of competent jurisdiction determines that the restrictions in this Section 6 are not reasonable, that consideration is inadequate or that Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 6 as shall render such restrictions valid and enforceable.

(g)          Remedies for Breach. The Parties agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. Executive acknowledges that the Company shall suffer irreparable harm as a result of a material breach of such restrictive covenants by Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened material breach by Executive of any provision of this Section 6, the Company shall, in addition to any other remedies permitted by law, be entitled to seek to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction (each, an “Equitable Remedy”), to prevent or otherwise restrain a material breach of this Section 6, without the necessity of proving damages, posting a bond or other security. Such relief shall be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants.   .

(h)          Permitted Disclosures.  Executive and the Company acknowledge that nothing contained in this Agreement or in any other agreement with or policy of the Company is intended, nor shall be construed, to restrict Executive from voluntarily communicating with, or participating in any investigation or proceeding that may be conducted by, any governmental agency, regulatory authority or self- regulatory organization concerning possible violations of law, including providing documents or other information in that connection to any governmental agency, regulatory authority or self- regulatory organization, in each case without notice to the Company or any other member of the Company Group. Moreover, pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. Sec. 1833(b)), Executive and the Company acknowledge that Executive shall not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. Sec. 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

7.          Assignment. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation shall be null and void. The Company may assign any of its rights hereunder, in whole or in part, to any successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity interests or in connection with any merger, acquisition and/or reorganization.

8.          Arbitration.

(a)          Except as otherwise set forth in Section 6 of this Agreement, the Company and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims between them including, without limitation, (i) any dispute, controversy or claim related in any way to Executive’s employment with the Company or any termination thereof, (ii) any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability) and (iii) any claim arising out of or relating to this Agreement or the breach thereof (collectively, “Disputes”); provided, however, that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement.  All Disputes shall be resolved exclusively by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) under the JAMS Comprehensive Arbitration Rules & Procedures then in effect (the “JAMS Rules”).

(b)          Any arbitration proceeding brought under this Agreement shall be conducted in Austin, Texas or another mutually agreed upon location before one arbitrator selected in accordance with the JAMS Rules.  Each party to any Dispute shall pay its own expenses, including attorneys’ fees; provided, that, the arbitrator shall award the prevailing party reasonable costs and attorneys’ fees incurred but shall not be able to award any special or punitive damages.  The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law.

(c)          Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court of competent jurisdiction.  Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. Sec.1 et seq.

(d)          It is part of the essence of this Agreement that any Disputes hereunder shall be resolved expeditiously and as confidentially as possible.  Accordingly, the Company and Executive agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential.  In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings.  Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.

9.          General.

(a)          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail; or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(a)):

To the Company:

Attention: General Counsel
9020 N Capital of Texas Hwy
Suite I-260, Austin, Texas 78759
Email: jwolf@ftcsolar.com

To Executive:

At the address shown in the Company Group’s personnel records.

(b)          Entire Agreement. This Agreement (including any Exhibits hereto) constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and, effective as of the Effective Date, supersedes the employment agreement entered into by and between the Company and Executive, dated July 1, 2019 and all other prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter; provided, that this Agreement shall not supersede in full the terms of any agreement related to stock-based awards of Executive, but shall instead supplement (and shall not limit or restrict) the existing rights of Executive under any such agreement, including by expanding Executive’s rights thereunder in respect of accelerated vesting or exercise or lapsing of any restrictions for stock-based awards, in each case, as set forth in this Agreement.

(c)          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(d)          Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties hereto. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e)          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

(f)          Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement, including without limitation, the provisions of Section 6 hereof.

(g)          No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(h)          Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(i)          Withholding.  All compensation payable to Executive pursuant to this Agreement shall be subject to any applicable statutory withholding taxes and such other taxes as are required or permitted under applicable law and such other deductions or withholdings as authorized by Executive to be collected with respect to compensation paid to Executive.

(j)          Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until Executive would be considered to have incurred a “separation from service” from the Company Group within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company Group during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

(k)          280G Payments.  Any other provision of this Agreement to the contrary notwithstanding, if any portion of any payment or benefit under this Agreement either individually or in conjunction with any payment or benefit under any other plan, agreement or arrangement (all such payments and benefits, the “Total Payments”) would constitute an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G, that is subject to the tax imposed by Section 4999 of such Code (the “Excise Tax”), then the Total Payments to be made to Executive shall be reduced, but only to the extent that Executive would retain a greater amount on an after-tax basis than he would retain absent such reduction, such that the value of the Total Payments that Executive is entitled to receive shall be $1 less than the maximum amount which the Employee may receive without becoming subject to the Excise Tax. For purposes of this Section 9(k), the determination of whichever amount is greater on an after-tax basis shall be (x) based on maximum federal, state and local income and employment tax rates and the Excise Tax that would be imposed on Executive and (y) made at the Company’s expense by independent consultants or accountants selected by the Company and Executive (which may be the Company’s income tax return preparers provided that Executive so agrees) which determination shall be binding on both Executive and the Company. Any such reduction as may apply under this Section 9(k) shall be applied in the following order: (i) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will next be reduced pro-rata.

(l)          No Mitigation.  The Company agrees that, upon termination of Executive’s employment hereunder, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company Group under this Agreement or otherwise.  Further, no payment or benefit provided for in this Agreement or elsewhere shall be reduced by any compensation earned by Executive as the result of employment by another employer.

(m)          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(n)          Condition Precedent.  This Agreement shall become null and void in the event that (i) the IPO is not consummated or (ii) Executive’s employment does not continue with the Company through the IPO.

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

FTC SOLAR, INC.

By:	/s/ Jacob D. Wolf
Name: Jacob D. Wolf
Title: General Counsel

EXECUTIVE

/s/ Patrick M. Cook
Patrick M. Cook

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

Exhibit A

Form of General Release of Claims

This General Release of Claims (this “Agreement”) is entered into by and between FTC Solar, Inc., a Delaware corporation (the “Company”), and [●] (“Executive”) on the below-indicated date.

WHEREAS, Executive, and the Company entered into an Employment Agreement dated as of [●], (the “Employment Agreement”), that provides Executive certain severance and other benefits in the event of certain terminations of Executive’s employment;

WHEREAS, Executive’s employment has so terminated; and

WHEREAS, pursuant to [Section 5(b)] [Section 5(c)] of the Employment Agreement, a condition precedent to Executive’s entitlement to certain severance and other benefits thereunder is his agreement to this Agreement.

NOW, THEREFORE, in consideration of the severance and other benefits provided under [Section 5(b)] [Section 5(c)] of the Employment Agreement, the sufficiency of which Executive hereby acknowledges, Executive agrees as follows:

1.          General Release of Claims. Executive, for and on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby voluntarily, knowingly and willingly release and forever discharge the Company and all of its past and present parents, subsidiaries, and affiliates, each of their respective members, officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors, and assigns (each, individually, a “Releasee,” collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date Executive executes this Agreement with respect to (A) any such Claims relating in any way to Executive’s employment relationship with the Company or any other Releasee, and (B) any such Claims arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, each as amended and including each of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) arising out of or relating to the termination of Executive’s employment; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any other Releasee and Executive.

2.          Exceptions to General Release of Claims.

(a)          Nothing contained in this Agreement shall in any way diminish or impair: (i) any Claims Executive may have that cannot be waived under applicable law, (ii) Executive’s rights under this Agreement and to severance and other benefits provided under Section 5[(b)][(c)] of the Employment Agreement, (iii) any rights Executive may have to vested benefits under health, welfare and tax-qualified retirement employee benefit plans, or (iv) any rights Executive may have to indemnification from the Company or coverage under any director and officer liability insurance policy.  The Company acknowledges and agrees that this Agreement does not preclude Executive from filing any charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other governmental agency or from any way participating in any investigation, hearing, or proceeding of any government agency.  Executive does not need prior authorization from the Company to make any such reports or disclosures and except as may otherwise be required by applicable law, is not required to notify the Company that Executive has made such reports or disclosures.  This Agreement does not limit Executive’s right to receive an award for information provided to any governmental agency or entity.

(b)          Pursuant to 18 U.S.C. Sec.1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. Sec.1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.  Further, nothing in any agreement Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

3.          Affirmations. Executive affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company or the other Releasees in any forum or form.  Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act.  Executive disclaims and waives any right of reinstatement with the Company.

4.          Restrictive Covenants.  Executive acknowledges and agree that each of the restrictive covenants to which Executive is subject as of the date hereof (including without limitation, the provisions set forth in Section 6 of the Employment Agreement) shall continue to apply in accordance with their terms for the applicable periods with respect thereto.

5.          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

6.          No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration set forth in the Employment Agreement shall be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind.

7.          Consultation With Attorney; Voluntary Agreement.  Executive acknowledges that (a) the Company has advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, (c) Executive is entering into this Agreement, including the releases set forth in Section 1, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) Executive would not be entitled to the benefits described in the applicable sections of the Employment Agreement in the absence of this Agreement.

8.          Revocation.  Executive acknowledges that Executive has been given 21 calendar days to consider the terms of this Agreement, although Executive may sign it sooner.  Executive agrees that any modifications, material or otherwise, made to this agreement do not restart or affect in any manner the original 21 calendar day consideration period. Executive shall have seven calendar days from the date on which Executive sign this Agreement to revoke Executive’s consent to the terms of this Agreement by providing notice to the Company in accordance with Section 9(a) of the Employment Agreement.  Notice of such revocation must be received within the seven calendar days referenced above.  In the event of such revocation by Executive, this Agreement shall not become effective and Executive shall not have any rights under Section 5[(b)][c] of the Employment Agreement.  Provided that Executive does not revoke this Agreement within such seven calendar day period, this Agreement shall become effective on the eighth calendar day after the date on which Executive signs this Agreement.

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the date written below.

FTC SOLAR, INC.

By:
Name:
Title:

EXECUTIVE

[Name]

[SIGNATURE PAGE TO RELEASE AGREEMENT]